EXHIBIT 23

		    CONSENT TO INCORPORATION BY REFERENCE

We consent to the incorporation by reference in the Registration Statements of Minnesota Mining and Manufacturing Company on Form S-8 (Registration Nos. 33-14791, 33-48690, 33-49842, and 2-78422) and Form S-3 (Registration Nos.
33-29329 and 33-48089), of our report dated February 13, 1995, on the audits of the consolidated financial statements of Minnesota Mining and Manufacturing Company and Subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K.



			      /s/ COOPERS & LYBRAND L.L.P.

			      COOPERS & LYBRAND L.L.P.

St. Paul, Minnesota
March 6, 1995